Exhibit 99.1

For Immediate Release

Contact:

John M. Presley

Managing Director and CEO

804-273-1254

JPresley@1capitalbank.com

Or

William W. Ranson

Senior Vice President and CEO

804-273-1160

WRanson@1capitalbank.com

First Capital Bancorp, Inc. Announces Record Date

For Proposed Rights Offering

Glen Allen, Virginia – January 31, 2012 – First Capital Bancorp, Inc. (NASDAQ: FCVA) the parent company of First Capital Bank, today announced that it has set February 10, 2012 as the record date for its previously disclosed proposed rights offering of common stock. All record shareholders of the Company’s common stock will receive, at no charge, one subscription right for each share of common stock held as of 5:00 pm, Eastern Time, on the record date. Each subscription right will entitle the holder of the right to purchase three Units for each share of common stock held. Each Unit consists of one share of common stock and a transferable warrant to purchase one-half (1/2) of a share of common stock. The warrants will be exercisable for 10 years.

A registration statement related to these securities has been filed with the Securities and Exchange Commission (“SEC”) but is yet to become effective. The Securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. You may obtain a written prospectus, when available, for the proposed rights offering meeting the requirements of Section 10 of the Securities Act of 1933, as amended, by writing to the Company, 4222 Cox Road, Glen Allen, Virginia 23060 Attention: John M. Presley Managing Director and CEO. You may also obtain a copy of the SEC filings at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. Securities may not be sold nor may offers to buy be accepted prior to the effectiveness of the registration statement, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About First Capital Bancorp, Inc. and First Capital Bank

The Company currently operates seven branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and in Bon Air, Chesterfield County.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.